EXHIBIT 3
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                                          July 17, 1997

VIA FACSIMILE (312)580-0923
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Marc S. Joseph, Esq.
D'Ancona & Pflaum
30 North LaSalle Street
Suite 2900
Chicago, Illinois 60602

      Re:   5521 Meadowbrook Court, Rolling Meadows, IL
            -------------------------------------------


Dear Marc:

      This letter shall amend the Agreement for Purchase and Sale of Real Estate dated June 4, 1997, by and between Lincam Properties Ltd. Series 85 and DLS Real Estate, Inc., as amended by letter agreement dated June 24, 1997, and July 2, 1997(collectively the "Letter Agreements") as follows:

      1. Section 9.20 shall be deleted in its entirety and replaced with the following:

             "ESTOPPEL CERTIFICATE. Promptly after the Effective Date, Seller shall request the Tenant to execute an estoppel certificate substantially similar to the Estoppel Certificate attached hereto (the "Purchaser's Estoppel Certificate"). On or before July 25, 1997, Seller shall deliver to Purchaser either (I) an original estoppel certificate in the form of Purchaser's Estoppel Certificate signed by Tenant and dated on or after the Effective Date; (ii) an original estoppel certificate in a form other than Purchaser's Estoppel Certificate signed by Tenant and dated on or after the Effective Date; or (iii) written notice from Seller to Purchaser stating that Tenant has not signed any estoppel certificate dated on or after the Effective Date. If Seller delivers the estoppel certificate described in clause (ii) above or if Seller delivers the notice described in clause (iii) above, Purchaser may, in its sole but reasonable discretion and as its sole and exclusive remedy, terminate this Agreement by delivering written notice of such termination to Seller at any time on or before July 29, 1997, in which event the Earnest Money shall be reimbursed to Purchaser as Purchaser's sole remedy. If Purchaser fails to give Seller timely notice of such termination under this Section 9.20, Purchaser's termination right under this Section 9.20 shall be deemed waived.

      2. Section 9.21 shall be deleted in its entirety and replaced with the following:

            "SUBORDINATION AND ATTORNMENT AGREEMENT. After the Effective Date, Seller shall request the Tenant to execute the Subordination, Non-Disturbance and Attornment Agreement attached hereto (the "Subordination Agreement"). If Purchaser does not obtain the Subordination Agreement on or before July 25, 1997, Purchaser may, in its sole but reasonable discretion and as its sole and exclusive remedy, terminate this Agreement by delivering written notice of such termination to Seller at any time on or before July 29, 1997, in which event the Earnest Money shall be reimbursed to Purchaser as Purchaser's sole remedy. If Purchaser fails to give Seller timely notice of such termination under this Section 9.21, Purchaser's termination right under this Section 9.21 shall be deemed waived.

      3. In all other respects, the Agreement for Purchase and Sale of Real Estate, as amended by the Letter Agreements, shall remain unchanged and in full force and effect.

      Kindly execute a copy of this letter acknowledging the forgoing changes and return a copy to my attention.

                                          Very truly yours,


                                          /s/ KEITH J. WENK
                                          --------------------
                                          Keith J. Wenk


cc:   Michael Murphy
      Garry S. Weiss

Agreed and accepted this 17th day of July, 1997

/s/ MARC S. JOSEPH
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Marc S. Joseph, as attorney for Purchaser